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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                          NAVIGANT INTERNATIONAL, INC.
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                                 Name of Issuer


                         Common Stock, $0.001 Par Value
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                         (Title of Class of Securities)


                                    63935R108
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                                 (CUSIP Number)


                                  June 17, 1999
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             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [X] Rule 13d-1(c)         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 63935R-10-8              SCHEDULE 13G               PAGE 2 OF 10 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL, L.P.
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      267,800
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             267,800
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  267,800
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.07%
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12.               TYPE OF REPORTING PERSON*

                  PN
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CUSIP NO. 63935R-10-8              SCHEDULE 13G               PAGE 3 OF 10 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL ADVISORS, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           267,800
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      267,800
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  267,800
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.07%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
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CUSIP NO. 63935R-10-8              SCHEDULE 13G               PAGE 4 OF 10 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL INTERNATIONAL, LTD.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  CAYMAN ISLANDS, BRITISH WEST INDIES
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                               5.     SOLE VOTING POWER

                                      470,300
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             470,300
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  470,300
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.64%
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12.               TYPE OF REPORTING PERSON

                  CO
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CUSIP NO. 63935R-10-8              SCHEDULE 13G               PAGE 5 OF 10 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  SENECA CAPITAL INVESTMENTS, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      31,700
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           470,300
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             31,700
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      470,300
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  502,000
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  3.89%
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12.               TYPE OF REPORTING PERSON

                  00 - LIMITED LIABILITY COMPANY
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CUSIP NO. 63935R-10-8              SCHEDULE 13G               PAGE 6 OF 10 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  DOUGLAS A. HIRSCH
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
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                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           769,800
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      769,800
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  769,800
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES                                          [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.96%
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12.               TYPE OF REPORTING PERSON

                  IN
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CUSIP NO. 63935R-10-8              SCHEDULE 13G               PAGE 7 OF 10 PAGES
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ITEM 1.

      (a) Name of Issuer:  Navigant International, Inc.
                           ----------------------------

      (b) Address of Issuer's Principal Executive Offices:

                  84 Inverness Circle East  Englewood, CO 80112
                  ---------------------------------------------
ITEM 2.

      (a) Name of Persons Filing:
      (b)  Address of  Principal  Business  Office or, if none,  Residence:
      (c)  Citizenship:

                       Seneca Capital, L.P.
                       830 Third Avenue, 14th Floor
                       New York, NY 10022
                       (Delaware limited partnership)

                       Seneca Capital Advisors, LLC
                       830 Third Avenue, 14th Floor
                       New York, NY 10022
                       (Delaware limited liability company)

                       Seneca Capital International, Ltd.
                       c/o Consolidated Fund Management (BVI) Limited
                       P. O. Box HM 2257
                       Par La Ville Place
                       14 Par La Ville Road
                       Hamilton HMJX, Bermuda
                       (Cayman Islands (BWI) Company)

                       Seneca Capital Investments, LLC
                       830 Third Avenue, 14th Floor
                       New York, NY 10022
                       (Delaware limited liability company)

                       Douglas A. Hirsch
                       c/o Seneca Capital
                       830 Third Avenue, 14th Floor
                       New York, NY 10022
                       (United States Citizen)

(d) Title of Class of Securities: Common Stock, $0.001 Par Value
                                  ------------------------------
(e) CUSIP Number:   63935R-10-8
                    -----------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act

     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act

     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940

CUSIP NO. 37933 51 0               SCHEDULE 13G               PAGE 8 OF 10 PAGES
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     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State

     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

     (g) [ ] Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act

     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

If this statement is filed pursuant to ss.240.13d-1(c), check this box  [X].


ITEM 4.   OWNERSHIP

      Provide the following information as of that date and identify those shares which there is a right to acquire.

      DOUGLAS A. HIRSCH*

      (a) Amount Beneficially Owned:  769,800
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      (b) Percent of Class: 5.96% (Based on 12,911,000 shares of Common Stock issued and outstanding as of April 30, 1999, as set forth in the Company's quarterly report for the period ended March 28, 1999).
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      (c) Number of shares as to which such person has:

           (i)sole power to vote or to direct the vote:    0
                                                         -----------------------
          (ii)shared power to vote or to direct the vote:  769,800
                                                          ----------------------
         (iii)sole power to dispose or to direct the disposition of:    0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 769,800
                                                                      ----------
      SENECA CAPITAL, L.P.

      (a) Amount Beneficially Owned:      267,800
                                     -------------------------------------------
      (b) Percent of Class:     2.07%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    267,800
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  0
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  267,800
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                       ---------

      SENECA CAPITAL ADVISORS, LLC**

      (a) Amount Beneficially Owned:  267,800
                                     -------------------------------------------
      (b) Percent of Class:   2.07%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   0
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  267,800
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  0
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 267,800
                                                                        --------
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* SHARES REPORTED FOR DOUGLAS A. HIRSCH INCLUDE SHARES BENEFICIALLY OWNED BY SENECA CAPITAL, L.P. AND SENECA CAPITAL INTERNATIONAL, LTD., WHICH ENTITIES MAY BE DEEMED TO BE CONTROLLED BY MR. HIRSCH BECAUSE HE IS THE MANAGING MEMBER OF SENECA CAPITAL ADVISORS, LLC (THE SOLE GENERAL PARTNER OF SENECA CAPITAL, L.P.) AND THE MANAGING MEMBER OF SENECA CAPITAL INVESTMENTS, LLC (THE INVESTMENT ADVISOR OF SENECA CAPITAL INTERNATIONAL, LTD.).

**SHARES REPORTED FOR SENECA CAPITAL ADVISORS, LLC INCLUDE SHARES BENEFICIALLY OWNED BY SENECA CAPITAL, L.P. OF WHICH SENECA CAPITAL ADVISORS, LLC IS THE SOLE GENERAL PARTNER.

CUSIP NO. 37933 51 0               SCHEDULE 13G               PAGE 9 OF 10 PAGES
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      SENECA CAPITAL INTERNATIONAL, LTD.

      (a) Amount Beneficially Owned:      470,300
                                     -------------------------------------------
      (b) Percent of Class:     3.64%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:    470,300
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  0
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  470,300
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 0
                                                                       ---------

      SENECA CAPITAL INVESTMENTS, LLC***

      (a) Amount Beneficially Owned:  502,000
                                     -------------------------------------------
      (b) Percent of Class:   3.89%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:   31,700
                                                         -----------------------
          (ii) shared power to vote or to direct the vote:  470,300
                                                           ---------------------
          (iii)sole power to dispose or to direct the disposition of:  31,700
                                                                      ----------
          (iv) shared power to dispose or to direct the disposition of: 470,300
                                                                        --------
-------------
***SHARES REPORTED FOR SENECA CAPITAL INVESTMENTS, LLC INCLUDE SHARES BENEFICIALLY OWNED BY SENECA CAPITAL INTERNATIONAL, LTD. TO WHICH SENECA CAPITAL INVESTMENTS, LLC IS INVESTMENT ADVISOR,, AS WELL AS SHARES WHICH SENECA CAPITAL INVESTMENTS, LLC ACQUIRED ON BEHALF OF AND AS INVESTMENT ADVISOR TO CERTAIN MANAGED BROKERAGE ACCOUNTS OWNED BY PARTIES WHICH ARE INDEPENDENT OF THE SENECA ENTITIES.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not Applicable


ITEM 10.  CERTIFICATION

      By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             PAGE 10 OF 10 PAGES
                                                                 ----  ----



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Date:     July 19, 1999


                                   SENECA CAPITAL, L.P.

                                   By Seneca Capital Advisors, LLC, its
                                   General Partner

                                   By: /s/ Douglas A. Hirsch
                                      ------------------------------------------
                                       Douglas A. Hirsch, Its Managing Member




                                   SENECA CAPITAL INTERNATIONAL, LTD.

                                   By Seneca Capital Investments, LLC

                                   By: /s/ Douglas A. Hirsch
                                      ------------------------------------------
                                       Douglas A. Hirsch, Its Managing Member




                                   By: /s/ Douglas A. Hirsch
                                      ------------------------------------------
                                       Douglas A. Hirsch, Individually